Exhibit 8.1 - Subsidiaries

List of Subsidiaries

Name	Jurisdiction	Percentage of ownership

Portage Pharmaceuticals Limited	BVI	100%

Stimunity S.A.	France	44%

Portage Glasgow Limited	Scotland	65%

Portage Services Limited	Canada	100%

SalvaRx Limited	BVI	100%

EyGen Limited	BVI	100%

Oncomer*	-	100%

iOx Therapeutics Ltd.	UK	60%

Nekonal Oncology Limited	BVI	25%

Rift Biotherapeutics Inc.	BVI	100%

Saugatuck Therapeutics	BVI	70%

Intensity Holdings Ltd.	BVI	100%

* - Organization structure is in process of being formalized